TECH/OPS SEVCON, INC.

155 NORTHBORO ROAD, SOUTHBOROUGH, MASSACHUSETTS 01772
TELEPHONE (508) 281-5510

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the annual meeting of the stockholders of Tech/Ops Sevcon, Inc., a Delaware corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts, at 5:00 p.m. on Tuesday, January 23, 2007 for the following purposes:

1. To elect three directors to hold office for a term of three years.

2. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on December 19, 2006 are entitled to notice of the meeting or to vote thereat.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

By order of the Board of Directors,

MATTHEW C. DALLETT
Secretary

Dated December 27, 2006

PROXY STATEMENT

Approximate Date of Mailing: December 27, 2006

INFORMATION CONCERNING THE PROXY SOLICITATION

The enclosed proxy is solicited by and on behalf of the Board of Directors of Tech/Ops Sevcon, Inc. (the “Company”) for use at the annual meeting of stockholders of the Company to be held on January 23, 2007 at 5:00 p.m. at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts, or any adjournments or postponements thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Company, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. Such solicitation will be made by mail and in addition may be made by the officers and employees of the Company personally or by telephone or e-mail. Forms of proxies and proxy material will also be distributed, at the expense of the Company, through brokers, custodians and other similar parties to beneficial owners.

On December 19, 2006, the Company had outstanding 3,211,051 shares of Common Stock, $.10 par value, which is its only class of stock outstanding and entitled to vote at the meeting. Stockholders of record at the close of business on December 19, 2006 will be entitled to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his name on the record date. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information as to the ownership of the Company’s Common Stock as of December 19, 2006 by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock, (ii) the executive officers named in the Summary Compensation Table below, and (iii) all current executive officers and directors of the Company as a group. Beneficial ownership by individual directors and nominees for director is shown in the table on pages 4 and 5 below.

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)		Percent of Class

Paul D. Sonkin / Hummingbird Management LLC (2) 460 Park Avenue, 12th Floor New York, New York 10022	390,865	(3)	12.2%

Dr. Marvin G. Schorr 330 Beacon Street Boston, MA 02116	362,778	(4)	11.3%

Bernard F. Start Dotland Grange Hexham, NE46 2JY, United Kingdom	240,977	(4)	7.5%

Mario J. Gabelli / GGCP, Inc. / Gabelli Investors, Inc. (5) One Corporate Center Rye, NY 10580-1435	237,000		7.4%

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)		Percent of Class

Wachovia Corporation (6) One Wachovia Center Charlotte NC 28288-0137	194,875		6.1%

Paul A. McPartlin Tech/Ops Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	86,546	(7)	2.6%

Matthew Boyle Tech/Ops Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	68,400	(8)	2.1%

All current executive officers and directors as a group (8 persons)	874,681	(9)	27.2%

(1)	Unless otherwise indicated, each owner has sole voting and investment power with respect to the shares listed.

(2)
As reported on Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on April 15, 2003, and subsequent Forms 4, Mr. Sonkin is the managing member and control person of Hummingbird Management, LLC and of Hummingbird Capital LLC, which are the investment manager and general partner, respectively, of two investment funds, and these parties act together as a group with respect to their shareholdings in the Company.

(3)
According to the SEC filings and communications with the Company, Hummingbird Management, LLC has sole dispositive power over 389,375 of these shares, which are held by the investment funds, and Mr. Sonkin has sole dispositive power over 1,490 shares. Mr. Sonkin and Hummingbird Management LLC share voting power over all 390,865 shares.

(4)	Includes 4,500 shares subject to stock options exercisable within sixty days.

(5)
As reported on Schedule 13D filed with the SEC on July 12, 2006, each of Mr. Gabelli, GGCP, Inc. and Gabelli Investors, Inc. is the beneficial owner of the shares shown, which are held in investment advisory accounts of various subsidiaries of Gabelli Investors, Inc. Gabelli Funds, LLC, a subsidiary of Gabelli Investors, Inc., has sole voting and investment power with respect to 60,000 of such shares.

(6)
As reported on Schedule 13G as filed with the SEC on February 13, 2006, Wachovia Securities LLC, an investment adviser and subsidiary of Wachovia Corporation, is also a beneficial owner of the shares shown.

(7)	Includes 11,000 shares subject to stock options exercisable within sixty days.

(8)	Includes 36,000 shares subject to stock options exercisable within sixty days.

(9)	Includes 66,500 shares subject to stock options exercisable within sixty days.

ELECTION OF DIRECTORS

The Company’s Board of Directors has fixed the number of directors at seven. Members of the Board of Directors are divided into three classes serving staggered three-year terms. The term of three of the Company’s current directors, Maarten D. Hemsley, Marvin G. Schorr and David R. A. Steadman, expires at the annual meeting. Based on the recommendation of its Nominating and Governance Committee, the Board has nominated Mr. Hemsley, Dr. Schorr and Mr. Steadman for re-election to a new three-year term. Each nominee has consented to serve if elected, and the Company is not presently aware of any reason that would prevent any nominee from serving as a director. If a nominee should become unavailable for election, the proxies will be voted for another nominee selected by the Board.

Pursuant to the Company’s by-laws, directors will be elected by a plurality of the votes properly cast at the annual meeting. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and will not affect the outcome of the election. A “broker non-vote” occurs when a broker holding a customer’s shares indicates on the proxy that the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter.

The following table contains information on the nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor Tech/Ops, Inc. Since	No. of Common Shares of the Company Owned Beneficially on December 19, 2006 and Percent of Class (+)

Matthew Boyle (4) Age - 44	2008	President and Chief Executive Officer of the Company since November 1997. Vice President and Chief Operating Officer of the Company from November 1996 to November 1997.	1997	68,400 (2.1%) (1)
*Maarten D. Hemsley (5)(6) Age - 57	2007	Chief Financial Officer and a director since 1988 (and until July 2001, President) of Sterling Construction Company, Inc., a Texas-based civil construction company Fund manager at North Atlantic Value LLP, part of the J. O. Hambro Capital Management Group, London, England, since March 2001, with responsibility for Leisure & Media Venture Capital Trust, Plc and Trident Private Equity Fund II, L.P. President of Bryanston Management Ltd., a specialized financial services company, since 1993. Director of a number of UK privately-held companies.	2003	5,500 (#) (3)

Paul B. Rosenberg (5)(7) Age - 74	2009	Former Treasurer of the Company.	1988	92,980 (2.9%) (2)
*Dr. Marvin G. Schorr (4)(6)(7) Age - 81	2007	Chairman of the Company’s Board of Directors from January 1988 until January 2005. Prior to that, Chairman of the Board of Directors and President of Tech/Ops, Inc., the Company’s predecessor. Also a director emeritus of Brooks Automation, Inc.	1951	362,778 (11.3%) (2)
Bernard F. Start Age - 68	2009	Vice-Chairman of the Board since November 1997. President and Chief Executive Officer of the Company from January 1988 to November 1997.	1988	240,977 (7.5%) (2)
*David R. A. Steadman (4)(5)(7) Age - 69	2007	Chairman of the Company’s Board of Directors since January 2005. President of Atlantic Management Associates, Inc., a management services firm, since 1988. Chairman of Brookwood Companies Incorporated, a director of Aavid Thermal Technologies, Inc., a director of Sterling Construction Company, Inc. and a director of several privately held companies.	1997	13,500 ( # ) (2)
Paul O. Stump (5)(6) Age - 54	2008	President and Chief Executive Officer of Telequip Corporation, a manufacturer of coin dispensing equipment, since 1997.	2005	4,000 (#)

(+)	Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

(#)	Less than 1%

(1)	Includes 36,000 shares subject to stock options exercisable within sixty days.

(2)	Includes 4,500 shares subject to stock options exercisable within sixty days.

(3)	Includes 1,500 shares subject to stock options exercisable within sixty days.

(4)	Member of the Executive Committee.

(5)	Member of the Audit Committee.

(6)	Member of the Compensation Committee.

(7)	Member of the Nominating and Governance Committee.

Board of Directors Independence and Meetings

The Board has determined that all directors, other than Mr. Boyle, are independent under the American Stock Exchange rules, based on information known to the Company and on the annual questionnaire completed by each director. The Board regularly schedules meetings at which only independent directors are present.

During the fiscal year ended September 30, 2006, the Board of Directors held a total of seven meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board on which the director served. All Board members are expected to attend the annual meeting of stockholders, subject to special circumstances. All of the Board members attended the annual meeting of stockholders in 2006.

Communications to the Board

Stockholders may communicate with the Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Tech/Ops Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communications are addressed.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, all the members of which are independent, as defined by Securities and Exchange Commission rules and American Stock Exchange listing standards, as applicable. In addition to the meetings described below, the members of each committee communicate regularly amongst themselves and with management on Company matters.

The charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available on the Company’s web site: www.techopssevcon.com.

Audit Committee. The Audit Committee is composed of four directors. The Board has determined that at least one of the members of the Committee, Mr. Rosenberg, is an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Committee selects, evaluates and oversees the Company’s independent auditors, approves any engagement of the independent auditors to perform non-audit services, reviews the audited financial statements and discusses the adequacy and quality of the Company’s financial reporting principles and procedures and its internal controls with management and the auditors. The Committee, which met five times during the fiscal year ended September 30, 2006, operates under a written charter which was last revised by the Board in July 2006. The Audit Committee’s report appears on page 12.

     Compensation Committee. The Compensation Committee reviews and approves generally all compensation and fringe benefit programs of the Company, and also reviews and determines the base salary and incentive compensation of the executive officers, as well as grants of equity compensation to all employees. All compensation actions taken by the Committee are reported to the full Board of Directors, which, excluding employee directors, approves the actions of the Committee. The Committee also reviews and makes recommendations to the Board on director compensation and on policies and programs for the development of management personnel, as well as management structure and organization. The Compensation Committee met twice during the fiscal year ended September 30, 2006. Its report appears on page 10.

Nominating and Governance Committee. The Nominating and Governance Committee approves nominations to the Board and recommends to the Board of Directors’ action related to Board composition, size and effectiveness and management succession plans for the positions of Chairman of the Board and Chief Executive Officer. The Committee operates under a written charter. The Nominating and Governance Committee met twice during the fiscal year ended September 30, 2006.

In identifying potential candidates and selecting nominees for directors, the Nominating and Governance Committee does not foreclose any sources. The Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee or recommended by the Board.

The Nominating and Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary objective for director nominees is to create a Board with a broad range of skills and attributes that is aligned with the Company’s strategic needs.

The minimum qualifications for director nominees are that they:

a)	be able to dedicate time and resources sufficient for the diligent performance of the duties required of a member of the Board,

b)	not hold positions or interests that conflict with their responsibilities to the Company,

c)	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, at least a majority of members of the Board of Directors must qualify as independent directors in accordance with American Stock Exchange independence rules.

The Nominating and Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider their skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole.

In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate's name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of the Company and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of Tech/Ops Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Corporate Secretary. The Committee may seek further information from or about the candidate, or the stockholder making the recommendation, including information about all business and other relationships between the candidate and the stockholder.

Director Compensation; Stock Ownership Policy

Directors of the Company (except Mr. Boyle) are each paid $16,000 per year for their services. Mr. Steadman, the Chairman of the Board of Directors and committee chairmen, Mr. Rosenberg (Chairman of the Audit Committee), Mr. Hemsley (Chairman of the Compensation Committee) and Dr. Schorr (Chairman of the Nominating and Governance Committee) each receive an additional $3,000 per year.

Each director (except Mr. Boyle and Mr. Stump) currently in office has previously received an option under the 1998 Director Stock Option Plan to purchase 5,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. All of these options become exercisable in equal 500 share amounts on each of the first ten anniversaries of the date of grant or, if earlier, in the event of a change in control of the Company and will expire 90 days after the tenth anniversary of the date of grant. In January 2004 the stockholders approved the discontinuance of any future grants under the 1998 Director Stock Option Plan and that any future grants of options or other equity to non-employee directors would be under the 1996 Equity Incentive Plan, as revised in January 2004.

The Compensation Committee granted 2,000 shares of restricted stock to each non-employee director who was elected at the 2006 annual meeting of stockholders or whose term in office continued after the 2006 annual meeting. Restricted shares may not be sold, assigned, transferred, pledged or otherwise disposed of by the recipient until they vest. Such restricted shares will fully vest the day before the 2007 annual meeting of stockholders or, if earlier, upon the recipient’s death or disability or upon a change in control of the Company. If the recipient’s service as a director of the Company is terminated for any reason other than the recipient’s death or disability, any unvested shares will be forfeited and returned to the Company, unless the Committee determines otherwise in its discretion.

In 2004, the Board adopted Equity Compensation Guidelines in which it established a target level of stock ownership for directors of twice the level of annual cash compensation. Grants of restricted stock will be intended in part to assist in reaching these levels of ownership over time. Shares held by members of a person’s immediate family or a trust for his or their sole benefit may be counted towards the ownership requirement. Each director will be required to refrain from selling Company stock acquired as restricted stock (other than to make required tax payments related to a grant) if the value, based on current market price, of his Company stock after the sale would be below his designated ownership level. The Committee has discretion to make exceptions in extraordinary circumstances where not contrary to Company goals, such as cases of significant personal hardship.January 2004.

EXECUTIVE COMPENSATION

The following tables provide information for the last three fiscal years concerning the compensation of each of the executive officers of the Company whose total compensation exceeded $100,000 in the most recent fiscal year, and the value of unexercised stock options held by him at the end of such years.

Mr. Boyle and Mr. McPartlin are residents of the United Kingdom and receive their compensation in British Pounds. The table below sets out their compensation in both British Pounds (£) and in US Dollars ($) translated at the average exchange rates in force during the relevant period.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards (1)	Securities Underlying Options

In British Pounds:
Matthew Boyle President and Chief Executive Officer	2006 2005 2004	£134,662 £129,400 £122,730	£50,636 £6,085 £7,500	£45,800 £47,900 -	- - -

Paul A. McPartlin Vice President, Chief Financial Officer and Treasurer	2006 2005 2004	£84,200 £81,113 £78,475	£23,906 £6,100 £4,000	- £16,000 -	- - -

In US Dollars:
Matthew Boyle President and Chief Executive Officer	2006 2005 2004	$242,794 $238,797 $220,754	$91,250 $11,230 $13.500	$82,575 $88,350 -	- - -

Paul A .McPartlin Vice President, Chief Financial Officer and Treasurer	2006 2005 2004	$151,728 $149,730 $141,100	$43,080 $11,260 $7,200	- $29,450 -	- - -

(1)
Restricted stock granted under the Company’s 1996 Equity Incentive Plan for the year shown, expressed as the value of the shares granted at the closing price on the date of grant. The restricted shares will vest in five equal annual installments, provided that they will fully vest upon the recipient’s Death or Disability or upon a Change of Control (as each is defined in the Plan). If the recipient’s employment with the Company is terminated for any reason other than the recipient’s Death or Disability, any unvested shares will be forfeited and returned to the Company, unless the Compensation Committee determines otherwise in its discretion. At fiscal year-end 2006, the number and aggregate value of restricted stock holdings of Mr. Boyle were 27,000 shares ($186,840) and those of Mr. McPartlin were 4,000 shares ($29,750), as calculated using the year-end closing price of the Company’s Common Stock, which was $6.92.

Option Grants in Last Fiscal Year

No stock options were granted to the named executive officers of the Company during the fiscal year ended September 30, 2006.

Aggregated Option Exercises During Fiscal 2006 and Fiscal Year-End Option Values

Number of
Securities
			Underlying	Value of
			Unexercised	Unexercised
	Number of		Options	In-the-Money Options
	Shares		At 9/30/2006	at 9/30/2006 (a)
	acquired on	Value	Exercisable/	Exercisable/
Name	exercise	Realized	Unexercisable	Unexercisable
Matthew Boyle	-	-	50,000 / 30,000	$41,520 / $96,880
Paul A. McPartlin	-	-	9,000 / 6,000	$41,520 / $27,680

(a) Based on the difference between the option exercise price and the closing price of the underlying Common Stock on September 30, 2006, which closing price was $6.92 per share.

Retirement Plan

Mr. Boyle and Mr. McPartlin participate in the Company’s U.K. Retirement Plan, a defined benefit plan, under which benefits at age 65 are based upon 1/60th of final U.K. - base salary (as defined in the Plan) for each year of service, subject to a maximum of 2/3rds of final U.K. - base salary. The employee contributes 6% of base salary, with the balance of the cost being met by the Company. The following table sets forth information concerning the annual benefits payable to the employee pursuant to the U.K. Retirement Plan upon retirement at age 65 for specified compensation levels and years of service classifications.

U.K. Retirement Plan Table

Average Annual Earnings on which Retirement Benefits are Based	Estimated Annual Pension Based on Years of Service Indicated
	15 years	20 years	25 years	30 years	35 years

$100,000	$25,000	$33,300	$41,700	$50,000	$58,300
125,000	31,300	41,700	52,100	62,500	72,900
150,000	37,500	50,000	62,500	75,000	87,500
175,000	43,800	58,300	72,900	87,500	102,100
200,000	50,000	66,700	83,300	100,000	116,700
225,000	56,300	75,000	93,800	112,500	131,300
250,000	62,500	83,300	104,200	125,000	145,800
275,000	68,800	91,700	114,600	137,500	160,400
300,000	75,000	100,000	125,000	150,000	175,000

    Credited years of service at September 30, 2006 were 10 for Mr. Boyle and 30 for Mr. McPartlin. Benefits under the U.K. Retirement Plan are computed solely on the U.K. base salary of participants, exclusive of bonuses, incentive and other compensation, and are not reduced on account of U.K. Social Security entitlement. The compensation of Mr. Boyle and Mr. McPartlin is entirely U.K. based. A spouse’s pension of 50% of the employee’s pension is payable beginning at the death of the employee either before or during retirement. Pension payments escalate by at least 3% per year, compounded, and at a higher rate in certain circumstances.

COMPENSATION COMMITTEE REPORT

The Company’s compensation program is designed to motivate and retain employees by encouraging and rewarding performance. The program is administered by the Compensation Committee of the Board of Directors (the “Committee”).

The Committee believes that the combination of salary and incentive compensation is the best method for compensating its executive officers and senior managers to promote uniform excellence, long-term commitment and team performance. Management salaries are determined based upon individual performance, level of responsibility, experience and industry comparables. The Committee reviews these salaries annually and may measure them against compensation data obtained from published compensation surveys and surveys of peer companies. The Committee believes that the salaries of the Company's executive officers are within the range of these surveys. The peer companies are generally of about the same size as the Company and are in technical, rather than consumer or distribution fields. The Company believes that its competitors for executive talent are not necessarily companies which engage in the same business as the Company and, therefore, the companies used for comparative compensation purposes differ from the companies included in the Electric Industrial Apparatus Index. Incentive compensation includes grants of restricted stock and cash bonuses which are awarded at year-end in the discretion of the Committee to reward particular performance. The cash bonuses may include an element to cover the tax obligations arising on vesting of restricted stock. The Committee has awarded bonuses for performance with respect to fiscal 2006 of 37% of base salary for Mr. Boyle and an average of 19% of base salary for the senior managers other than Mr. Boyle.

    Prior to 2004, the Company used stock options as an important incentive to motivate executive officers and other key employees for improved long-term performance of the Company and to align their interests with those of the stockholders. In 2004, the Company modified its approach to providing equity incentives in response to changing business needs and financial accounting requirements, and obtained stockholder approval to amend the 1996 Equity Incentive Plan to provide for awards of restricted stock and other forms of equity compensation.

    The Equity Compensation Guidelines adopted by the Board articulate the goals and considerations the Committee takes into account in determining equity compensation awards. The Guidelines recognize that equity awards may play a purely compensatory role and they may also provide an incentive for future individual achievement. The incentive function may be implemented through performance vesting or, more simply, through making grants of equity in recognition for the achievement of desired performance. The Guidelines provide that, in general, the incentive component of compensation for senior executives should have a high proportion of equity in order to promote longer-term thinking and to align the benefits gained by the executives to those attained by stockholders in both good and bad times. One aim of the Guidelines, over the long term, is to target the equity holdings of the chief executive and chief financial officers at greater than twice their annual cash compensation. In adopting the Equity Compensation Guidelines, the Board also established a target level of stock ownership for other senior managers equal to annual cash compensation. Grants of restricted stock will be intended in part to assist in reaching these levels of ownership over time. Shares held by members of a person’s immediate family or a trust for his or their sole benefit may be counted towards the ownership requirement.

The recommended base salary and any incentive compensation award for the President are determined each year by the Committee based upon its subjective assessment of the overall financial performance of the Company and the performance of the President relative to corporate objectives and other factors. In the light of the Company’s financial performance during the prior year, Mr. Boyle’s base salary during fiscal 2006 was increased by 4.1% from 2005. Mr. Boyle is a resident of the United Kingdom and receives his base salary in British Pounds. Measured in United States Dollars, Mr. Boyle’s 2006 base salary was 1.6% higher than in 2005.

Members of the Compensation Committee

Maarten D. Hemsley, Chairman
Marvin G. Schorr
Paul O. Stump

PERFORMANCE GRAPH

The following graph compares the cumulative total return (change in stock price plus reinvested dividends) assuming $100 invested in the Common Stock of the Company, in the American Stock Exchange (“AMEX”) Market Value Index, in the Hemscott Electric Industrial Apparatus Index and in the Hemscott Industrial Controls Sector Index during the period from September 30, 2001 through September 30, 2006. For many years the Company has used an index of peer issuers based on the Company’s SIC code (3625: Relays and Industrial Controls). In 2005 this index comprised six peer companies; however, by September 2006 only one of these peer companies remained in this index. The Company has now selected a new index of peer issuers based on a wider-based SIC code (362: Electric Industrial Apparatus). The table and performance graph below include both the new and old peer company indices.

Value of Investment at September 30,
	2001	2002	2003	2004	2005	2006
Tech/Ops Sevcon, Inc.	100	56	77	79	80	96
AMEX Market Value Index	100	109	134	155	188	195
Hemscott Electric Industrial Apparatus Index	100	87	116	141	174	222
Hemscott Industrial Controls Index	100	135	131	178	251	235

AUDIT COMMITTEE REPORT

In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended September 30, 2006, (ii) discussed with Vitale, Caturano & Company, Ltd., the Company’s independent auditors, the matters required to be discussed by Statement on Accounting Standard No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from Vitale, Caturano & Company, Ltd., required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Vitale, Caturano & Company, Ltd., its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the year ended September 30, 2006 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Paul B. Rosenberg, Chairman
Maarten D. Hemsley
David R. A. Steadman
Paul O. Stump

AUDITORS

The Audit Committee of the Board of Directors has appointed Vitale, Caturano & Company, Ltd. (VCC) as the Company’s independent registered public accounting firm to conduct the audit of the Company’s financial statements for 2007.

In 2005, the Audit Committee of the Board of Directors reviewed the Company’s independent auditors as part of its ongoing efforts to reduce operating costs and expenses. As a result, on September 1, 2005, the Audit Committee voted to replace Grant Thornton LLP (Grant Thornton) with Vitale, Caturano & Company, Ltd. as the Company’s independent registered public accounting firm.

Grant Thornton’s audit reports on the consolidated financial statements of the Company and subsidiaries for the fiscal years ended September 30, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During those years and through the date of the Audit Committee’s action, there were no disagreements between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the matter in its audit report.

During fiscal 2004 and fiscal 2005 (through the date of VCC’s engagement), neither the Company nor anyone on behalf of the Company consulted with VCC in any matter regarding either (A) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither was a written report nor oral advice provided to the Company by VCC that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (B) any matter that was the subject of either a disagreement or a reportable event, as each are defined in Items 304(a)(1)(iv) and (v) of SEC Regulation S-K, respectively.

Representatives of VCC are expected to be present at the meeting with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The fees billed by VCC, the Company’s principal accountant for 2006 and the 2005 year-end audit, and the fees billed by Grant Thornton, the principal accountant up to September 2005, for each of the last two fiscal years are set out below:

	(in thousands of dollars)
	2006	2005
Vitale Caturano:
Audit fees	$152	$116
Audit-Related fees	5	-
Tax fees	24	-
All other fees	-	-
Total - Vitale Caturano fees	$181	$116

Grant Thornton:
Audit fees	$-	$41
Audit-Related fees	10	42
Tax fees	2	33
All other fees	-	-
Total - Grant Thornton fees	$12	$116

Total Fees:
Audit fees	$152	$157
Audit-Related fees	15	42
Tax fees	26	33
All other fees	-	-
Total fees	$193	$232

The audit-related fees in fiscal 2006 relate primarily to the audit of the pension plan for the Company’s UK subsidiary and the Grant Thornton consent to the inclusion of their 2004 report in the 2005 Form 10-K. The audit-related fees in fiscal 2005 relate primarily to reviews of the Company’s internal controls, the audit of the pension plan for the Company’s UK subsidiary, assistance with the Company’s response to a comment letter from the SEC, and services related to the change of auditors late in fiscal 2005. The tax fees are for the filing of the Company’s tax returns in both the United States and the United Kingdom and in both years also include fees for tax advice on employee benefits.

All of the above fees were approved by the Audit Committee before the respective engagements were undertaken. The Company has not adopted pre-approval policies and procedures relating to non-audit services.

The fees billed by VCC, an independent member of Baker Tilly International, include fees billed by independent Baker Tilly International members in the United Kingdom and France relating to the audits of United Kingdom and French subsidiaries of the Company.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s proxy materials for the annual meeting in 2007, it must be received by the Company at 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Treasurer, no later than August 29, 2007.

ADVANCE NOTICE PROVISIONS FOR
STOCKHOLDER PROPOSALS AND NOMINATIONS

The by-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Secretary or other specified officer of the Company not less than 50 days nor more than 75 days prior to the meeting, except that if notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever occurs first. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file.

Based on a review of the reports filed by such persons with respect to our last fiscal year, the Company believes that all its executive officers and directors have complied with the Section 16(a) filing requirements, except for Mr. Start who filed a late report covering two gifts of shares. The shareholder group comprised of Paul D. Sonkin, Hummingbird Management LLC and related entities filed a late report covering two sales of shares.

OTHER BUSINESS

The Board of Directors does not know of any business which will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Dated December 27, 2006

PROXY

TECH/OPS SEVCON, INC.

Proxy Solicited by the Board of Directors for Annual Meeting of Stockholders to be held January 23, 2007.

The undersigned, revoking all prior proxies, appoints Paul B. Rosenberg, Paul A. McPartlin and Matthew C. Dallett and each of them, the attorneys and proxies of the undersigned, with power of substitution, to vote all the shares of Tech/Ops Sevcon, Inc. which the undersigned is entitled to vote at the Annual meeting of Stockholders to be held January 23, 2007 at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts at 5:00 p. m. and at any adjournments thereof.

Please complete, sign and date on reverse side and mail in enclosed envelope.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors for three-year terms

This proxy will be voted FOR all nominees for Director if no contrary instructions are given. The proxies are authorized to vote in their discretion upon other business that may properly come before the meeting.

☐ FOR ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT NOMINEES: (See instructions below) O Hemsley O Schorr O Steadman

INSTRUCTION: To withhold authority for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder: Date: Signature of Stockholder: Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.